Exhibit 99.1
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                                              NEWS RELEASE FOR IMMEDIATE RELEASE
                                                   For More Information Contact:
                                            Phillip Levin, Chairman of the Board
                                                 info@nviro.com   (419) 535-6374
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        N-VIRO ANNOUNCES APPOINTMENT OF TIM KASMOCH AS PRESIDENT AND CEO

Toledo, Ohio, Tuesday, February 21, 2006 - N-Viro International Corp. (OTC BB/NVIC.OB) announced today that the Board of Directors, at its regularly scheduled winter meeting, had named Mr. Tim Kasmoch as its President and CEO. Mr. Kasmoch, of Archbold, Ohio, is President of Gardenscape of Canada Ltd. and Vice-President of Tri-State Garden Supply Company, Inc. These companies together are one of the largest regional enterprises in the nation in the production and sale of retail bagged soils and soil improvement products.

Phil Levin, Chairman of the Board stated, "Timothy Kasmoch is a great choice to succeed Dan Haslinger as CEO, and to build on the progress that has been made in cutting costs and building the Company's business. We are fortunate to have someone of Mr. Kasmoch's background and business experience and his selection is consistent with the Company's move to focus on the development of value-added products from mineral and organic by-products. We are also pleased that Mr. Haslinger will continue his affiliation with the Company as a consultant for business development."

In related matters, the Board elected two new Directors, Mr. Kasmoch and Mr. James Hartung. Mr. Hartung, of Toledo, Ohio, is Executive Director of the
Toledo Port Authority. Chairman Levin stated, "We are pleased to have two highly experienced individuals in Mr. Kasmoch and Mr. Hartung as we strive to move the Company forward in new directions. They will serve the interests of the shareholders well."

About  N-Viro
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N-Viro  International  Corporation  develops  and  licenses  its  technology  to municipalities and private companies. N-Viro's patented processes use lime and/or mineral-rich, combustion byproducts to treat, pasteurize, immobilize and convert wastewater sludge and other bio-organic wastes into biomineral agricultural and soil-enrichment products with real market value. More information about N-Viro International can be obtained by contacting the office or on the Internet at www.nviro.com or by e-mail inquiry to info@nviro.com.
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Forward  Looking  Statements
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The  Company  cautions  that  words  used  in  this  document such as "expects,"
"anticipates," "believes" and "may," as well as similar words and expressions used herein, identify and refer to statements describing events that may or may not occur in the future. These forward-looking statements and the matters to which they refer are subject to considerable uncertainty that may cause actual results to be materially different from those described herein. For example, while the Company believes that trends in sludge treatment are moving in favor of the Company's technology, such trends may not continue or may never result in increased sales or profits to the Company because of the availability of competing processes. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.